Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

May 8, 2026

Veea Inc.

164 E. 83rd Street

New York, NY 10028

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Veea Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of the Registration Statement on Form S-1 (File No. 333-293529) (as amended, the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale of up to 15,306,748 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 10,000,000 shares of Common Stock issuable upon conversion of certain convertible promissory notes in an aggregate funded amount of up to $2,500,000 (the “White Lion Notes”) , (ii) up to 5,000,000 shares of Common Stock issuable upon the exercise of certain warrants issuable by the Company to White Lion (the “White Lion Warrants”) , and (iii) 306,748 shares of Common Stock issued to a service provider for services to the Company (such shares, the “Provider Shares”).

We have examined the Registration Statement, the Prospectus, the Note Purchase Agreement dated January 14, 2026 by and between the Company and White Lion, the White Lion Warrants, the Settlement Agreement dated December 18, 2025, by and between the Company and the service provider, the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws of the Company, and applicable board consents, each as currently in effect as of the date hereof, and such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock issuable upon the conversion of the White Lion Notes, when converted in accordance with the terms of the applicable White Lion Notes, will be validly issued, fully paid and non-assessable, (ii) the shares of Common Stock issuable upon the exercise of the White Lion Warrants, when exercised and issued against payment therefor in accordance with the terms of the applicable White Lion Warrants, will be validly issued, fully paid and non-assessable and (iii) the Provider Shares that are issued and outstanding as of the date of the Prospectus have been validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP